Exhibit 11

                              THE LEHIGH GROUP INC.
           Computation of Primary and Fully Diluted Earning Per Share

                         FOR THE YEAR ENDED DECEMBER 31,

                                                                   1996            1995            1994
                                                                   ----            ----            ----

Loss from continuing operations before extraordinary item          (920)           (558)           (410)



Income (loss) before extraordinary item                            (670)           (308)          4,590

Net income (loss)                                                  (288)           (308)          4,590

Primary Earnings per Share:

  Loss from continuing operations before extraordinary item       (0.09)           (0.05)         (0.04)

Income (loss) before extraordinary item                            0.07            (0.03)          0.45

  Net Income (loss)                                               (0.03)           (0.03)          0.45

Fully Diluted Earnings per Share:

  Loss from continuing operations before extraordinary item       (0.09)           (0.05)         (0.04)

  Income (loss) before extraordinary item                         (0.07)           (0.03)          0.45

  Net Income (loss)                                               (0.03)           (0.03)          0.45

Weighted average number of shares outstanding                10,339,250      10,339,9250      8,601,750

Assumed issuances under exercise of stock options                    --(1)            --(1)   1,567,396

                                                             10,339,250      10,339,250      10,169,000
                                                             ==========      ==========      ==========

(1) The options outstanding in 1995 and 1996 were anti-dilutive and therefore not included.